60 Heritage Drive, Pleasantville, NY 10570
(914) 747-5262 // Fax (914) 747-5258 // OPLP@att.net

URGENT!! -  VOTE NOW TO INCREASE SHAREHOLDER VALUE.

			June 7, 2001

Dear LNV Shareholder:

With the annual meeting only two weeks away, the management of Lincoln National Convertible Securities Fund ("LNV") has been inundating shareholders with desperate pleas for support. In his most recent letter to "set the record straight," LNV President David K. Downes begins by addressing us as his "fellow shareholders." However, according to LNV's April 10, 2001 proxy statement, Mr. Downes owns no shares of LNV. (In contrast, my clients and I own about 200,000 shares.) He goes downhill from there with a childish name-calling tirade designed to demonize me. I would think that such tactics would turn off most shareholders. However, if you are still undecided, I would like to explain what the real issues are in this election.

The discount between LNV's market price and its net asset value ("NAV") is currently about $2 per share. Mr. Downes and I have a fundamental disagreement as to whether that gap should be closed by for example, converting LNV to an open-end fund or conducting a self-tender offer at NAV. Forbes says that open-ending is often "the best thing that can happen" to a discounted closed-end fund. I agree with Forbes while Mr. Downes apparently disagrees.

My primary motive in this election contest is to increase the value of my clients' investment in LNV. That is how I hope to make money. Of course, all shareholders will also benefit if LNV's market price rises. Mr. Downes, on the other hand, derives his income from his position as a high level employee of LNV's investment advisor. If shareholders are able to redeem their shares at NAV, LNV may become smaller and the advisor may suffer a loss of income. So, Mr. Downes, who is also a director of LNV, faces a glaring conflict as to whether or not to support discount-reduction measures that will benefit shareholders but could reduce his employer's fees. Unfortunately, he has chosen to side with his employer. If you agree with me that our directors should only be considering your economic interests - not those of the investment advisor -- then I urge you to submit the enclosed GREEN proxy today.

SHAREHOLDERS DESERVE BETTER!

There are several other critical reasons why LNV needs new leadership. For example:

? Poor long-term performance - For the five-year period ending December 31, 2000, LNV trailed the ML Convertible Securities Index by almost 30%. As a result, Morningstar, the prestigious fund rating company gave LNV one star for the past five years, placing it in the bottom 10% of its peer group. Shareholders deserve better!

? Breach of fiduciary duty - Directors owe their loyalty to shareholders and Mr. Downes would have you believe that LNV's directors are "dedicated." However, on April 27, 2001 a federal judge said otherwise. He ruled that the directors violated their fiduciary duty last year by preventing any other nominations on the pretext that they were made after a so-called deadline that they "had never discussed or considered." He then ordered a new election. The board has thus far failed to comply with that order and risks being held in contempt. Such actions are an affront to every shareholder who believes in democracy and fair play. Shareholders deserve better!

? Excessive risk - Mr. Downes blames LNV's poor performance last year on a difficult market. Yet, LNV's portfolio manager himself has admitted, "We allowed our risk control measures to deteriorate." Portfolio risk is something a board must diligently monitor. This board has failed to do that.
Shareholders deserve better!

? Excessive turnover - Mr. Downes says LNV's turnover ratio is so high (well over 100% per year) because "convertible securities have a much shorter life span than traditional equity securities." Yet, another LNV director told a different story when he testified under oath that the advisor sometimes sells stocks only a few hours after purchasing them. Is such "day trading" (which Mr. Downes does not deny) a prudent strategy for our fund? I don't think so.
Shareholders deserve better!

? Waste of shareholder assets - The directors are now appealing the district court's decision that they breached their fiduciary duty to shareholders. The legal costs are staggering and may already have exceeded $1 million.
Squandering shareholder money to pursue a lawsuit that offers no benefit whatsoever to shareholders can only reduce your returns. Shareholders deserve better!

DO WE REALLY WANT TO RE-ELECT DIRECTORS WHO HAVE BREACHED THEIR
FIDUCIARY DUTY?

That is the ultimate question for shareholders. If the answer is "no," then you must return a GREEN proxy card now. We need directors who are committed to narrowing the discount, increasing the dividend, reducing portfolio turnover, giving more than lip service to fiduciary duty and eliminating the waste of shareholder assets. Remember, only the last valid proxy card you submit is counted and it supersedes any previous ones.
Therefore, once you have submitted a GREEN proxy card, do not sign and submit a later dated WHITE proxy card, as that will invalidate your vote. If you think your signed proxy card may not arrive before June 22, 2001, please fax it to (914) 747-5258. If you have any questions, please call me at (914) 747-5262 or e-mail me at OPLP@att.net.

Very truly yours,


			Phillip Goldstein